Exhibit 99.1
Tyson Foods Updates Fiscal 2026 Outlook
Springdale, Ark., September 3, 2026 (GLOBE NEWSWIRE) – Tyson Foods, Inc. (NYSE: TSN) today updated its fiscal 2026 outlook, reflecting additional pressure in its Beef segment during the fourth quarter. The revised outlook is primarily driven by significant margin compression amid volatile cattle prices and one of the most severe cattle shortages in U.S. history, as well as the expected impact of lower cattle prices on the value of live cattle inventories.
As a result, Tyson Foods now expects fiscal 2026 revenue growth of 1.5% to 2.0% and total company adjusted operating income of $1.85 billion to $2.05 billion. The company also updated its fiscal 2026 segment operating income (loss), as adjusted, outlook for the following segments: Beef, $(775) million to $(625) million; Chicken, $1.85 billion to $1.95 billion; and Pork, $200 million to $250 million, while maintaining previous guidance for Prepared Foods and International segments.
“The Beef pressures that have intensified this quarter reflect industry-wide cattle-cycle dynamics that required decisive action,” said Donnie King, President and Chief Executive Officer of Tyson Foods. “As announced in August, we are restructuring our Beef network around three strategically located facilities in the central United States to create a more efficient and competitive footprint for the long term. We expect these actions to begin reducing operating cost pressures as we enter fiscal 2027.”
Consumer caution around discretionary spending has created a more challenging foodservice demand environment. Tyson Foods’ Chicken portfolio continues to benefit from strategic customer partnerships and a growing value-added mix, helping differentiate it from more commoditized competition. With demand stabilizing, Tyson Foods continues to outpace the broader category across its branded and private-label retail and foodservice portfolio.
In Pork, increased hog availability has expanded industry pork supplies, contributing to softer hog and wholesale prices. The decline in product values has outpaced the benefit from lower livestock costs, compressing processing spreads and weighing on segment profitability.
Prepared Foods continues to perform well, with revenue growth supported by category-leading brands, disciplined pricing and continued investment in innovation. The portfolio is gaining momentum across key categories. Improved commercial execution and a healthy innovation pipeline are expanding customer opportunities and reinforcing the segment’s ability to deliver profitable growth.
Tyson Foods’ International business continues to deliver as expected with improved execution and greater earnings consistency.
“Our diversified, multi-protein portfolio helps us manage pressure from individual commodity cycles. We remain focused on the factors within our control: operational execution, brand investment, innovation and deeper strategic customer relationships. We enter fiscal 2027 with a healthy balance sheet, continued momentum in our branded businesses and a clear strategy to drive long-term growth,” King said.
On Thursday, Sept. 10, incoming President and Chief Executive Officer, Jeff Schomburger, and Chief Financial Officer, Curt Calaway, will participate in the Barclays Global Consumer Conference in Boston. A fireside chat is scheduled for 10:30 a.m. EDT and will be webcast live. The webcast will be available on the company’s investor relations website at https://ir.tyson.com.

Exhibit 99.1
Forward-Looking Statements
Certain information in this release is identified as forward-looking statements under the Private Securities Litigation Reform Act of 1995, including but not limited to, current views and estimates of the outlook for fiscal 2026 and fiscal 2027, performance and financial results, industry conditions in domestic and international markets, and other economic circumstances.
Tyson Foods, Inc. (the “Company”) notes these forward-looking statements are subject to factors and uncertainties, including those discussed in Part I, Item 1A, "Risk Factors," included in the Company's Annual Report on Form 10-K for the fiscal year ended September 27, 2025 and its other filings with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results and expectations expressed in the forward-looking statements. The Company cautions readers against undue reliance on the forward-looking statements since they speak only as of the date made, and undertakes no obligation to update them for new information or future events.
Non-GAAP Financial Measures
This release contains the financial measures “adjusted operating income (loss)” and “segment operating income (loss), as adjusted,” which are non-GAAP financial measures. Adjusted operating income (loss) is defined as operating income (loss), excluding the impacts of any items that management believes do not directly reflect the Company’s core operations on an ongoing basis. Segment operating income (loss) is defined as operating income (loss) less corporate expenses and amortization. Corporate expenses are unallocated general and administrative costs, including the costs of corporate functions, that are shared across multiple segments. Amortization includes amortization generated from intangible assets including brands and trademarks, customer relationships, supply arrangements, patents and intellectual property, land use rights and software. Segment operating income (loss), as adjusted, is defined as segment operating income (loss) less the impact of items affecting comparability, which in management's judgment, affect the year-to-year assessment of operating results. Items affecting comparability include restructuring and related charges (including network optimization), plant closure and disposal charges (net of gains), goodwill and intangible impairments, brand and product line discontinuations, facility fire related costs (net of insurance proceeds), and certain non-ordinary course legal, regulatory and other matters.
Investors should rely primarily on the Company’s GAAP results and use non-GAAP financial measures only supplementally in making investment decisions. Adjusted operating income (loss) and segment operating income (loss), as adjusted, should not be considered substitutes for operating income (loss) or any other measures of financial performance reported in accordance with GAAP. The Company is not able to reconcile its fiscal 2026 projected adjusted results to its fiscal 2026 projected GAAP results because certain information necessary to calculate such measures on a GAAP basis is unavailable or dependent on the timing of future events outside of the Company’s control. Therefore, because of the uncertainty and variability of the nature of and the amount of any potential applicable future adjustments, which could be significant, the Company is unable to provide a reconciliation for these forward-looking non-GAAP measures without unreasonable effort.
As the Company’s accounting cycle results in a 53-week year in fiscal 2026 as compared to a 52-week year in fiscal 2025, the fiscal 2026 outlook is based on a comparable 52-week year.
About Tyson Foods, Inc.
Tyson Foods, Inc. (NYSE: TSN) is a world-class food company and recognized leader in protein. Founded in 1935 by John W. Tyson, it has grown under four generations of family leadership. The Company is united by its purpose: Tyson Foods. We Feed the World Like Family™. Its portfolio includes iconic brands such as Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, State Fair®, aidells® and ibp®. Tyson Foods is committed to bringing high-quality food to tables around the world safely and affordably, now and for future generations. Headquartered in Springdale, Arkansas, the Company is a member of the S&P 500 and Russell 1000 large-capitalization indices and had approximately 133,000 team members as of September 27, 2025. Visit www.tysonfoods.com.

Media Contact: Laura Burns, TysonFoodsPR@tyson.com
Investor Contact: Jon Kathol, IR@tyson.com
Category: IR
Source: Tyson Foods

Exhibit 99.1